UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2006

POPE & TALBOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7852	94-0777139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 S.W. First Avenue, Suite 200 Portland, Oregon	97201
(Address of principal executive offices)	(Zip Code)

(503) 228-9161

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 10, 2006, the Company hired R. Neil Stuart to join the Company as Vice President and Chief Financial Officer starting on December 5, 2006. Effective as of that date, Maria M. Pope, who has served as both Chief Financial Officer and General Manager of the Wood Products Division on an interim basis since June 2006, will return full time to her previous position of General Manager of the Wood Products Division.

R. Neil Stuart, age 51, has been an independent financial consultant since 2004. From 2002 to 2004, he was Chief Financial Officer of Creativity, Inc., a wholesale distributor of crafts products. From 1996 to 2001, he was employed by Crown Vantage Inc., a pulp and paper manufacturer, serving as Chief Financial Officer from 1996 to 2000. From 1979 to 1996, he was employed by Toronto Dominion Bank, serving as Managing Director of Forest Products Finance from 1989 to 1996.

Mr. Stuart’s starting salary will be $310,000 per year and he will be eligible for annual bonuses under the Company’s Executive Incentive Plan commencing January 1, 2007. Upon commencement of employment, he will be granted a stock option for 15,000 shares vesting 20% per year over five years and a restricted stock grant for 10,000 shares vesting 20% upon grant and 20% per year over the next four years. Mr. Stuart will be eligible for change in control severance benefits under the Company’s standard form of executive severance agreement, and for supplemental retirement benefits under the Company’s standard form of supplemental retirement agreement, a copy of which is filed as Exhibit 10.1 to this report.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Form of Supplemental Retirement Program Letter Agreement between the Company and certain of its executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on November 13, 2006.

POPE & TALBOT, INC. Registrant

By	/s/ Michael Flannery
	Name:	Michael Flannery
	Title:	Chairman of the Board, President and Chief Executive Officer